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                                                                     Exhibit 5.1
                          [Latham & Watkins Letterhead]
December 2, 1998

Accuride Corporation
2315 Adams Lane
Henderson, Kentucky 42420

                  Re:    Accuride Corporation
                         1,899 shares of Common Stock, par value $0.01 per share

Ladies/Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,899 shares (the "Shares") of common stock, par value $0.01 per share, of Accuride Corporation (the "Company") issuable under the 1998 Stock Purchase and Option Plan For Employees of Accuride Corporation and Subsidiaries (the "Plan"), by the Company on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on December 2, 1998 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the State of Delaware.

         Subject to the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares, in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

         This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                          Very truly yours,

                                                          /s/ LATHAM & WATKINS



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